Exhibit 99.1

Gladstone Commercial Corporation Announces Common Stock Offering

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MCLEAN, VA, June 2, 2014 – Gladstone Commercial Corporation (NASDAQ: GOOD) (the “Company”) today announced that it plans to sell shares of its common stock in an underwritten public offering. The Company also plans to grant the underwriters a 30-day option to purchase additional shares of common stock. Jefferies LLC and Janney Montgomery Scott LLC are serving as the joint book-running managers for the offering. Oppenheimer & Co. Inc., J.J.B. Hilliard, W.L. Lyons, LLC and Ladenburg Thalmann & Co. Inc. are serving as co-managers.

The Company intends to use the net proceeds from this offering to fund pending and future property acquisitions, repay existing indebtedness and for other general corporate purposes.

The offering is being conducted as a public offering under the Company’s effective shelf registration statement filed with the Securities and Exchange Commission (File No. 333-190931). To obtain a copy of the preliminary prospectus supplement and the accompanying prospectus and the final prospectus supplement (when available) for this offering, please contact: Jefferies LLC at 520 Madison Avenue, 2nd Floor, New York, NY, 10022, Attention: Equity Syndicate Prospectus Department, by calling (877) 547-6340 or by emailing
Prospectus        Department@Jefferies.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Gladstone Commercial Corporation is a publicly-traded real estate investment trust that focuses on investing in and owning net leased industrial, commercial and retail real property and selectively making long-term industrial and commercial mortgage loans.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission (the “SEC”) on February 18, 2014, the preliminary prospectus supplement for this offering, the final prospectus supplement (when available) and our other filings with the SEC. The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Gladstone Commercial Corporation

For further information contact Investor Relations at 703-287-5893.